Exhibit 2.2

FIRST AMENDMENT
TO
 AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
AND LIQUIDATION

BY AND AMONG

POWIN CORPORATION

and

POWIN ENERGY CORPORATION

Dated as of August 23, 2016

FIRST AMENDMENT TO
 AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND LIQUIDATION (this “Agreement”) is made and entered into as of August 17, 2016, by and between Powin Corporation, a corporation organized under the laws of the state of Nevada (“Powin Corporation”), Powin Energy Corporation, a corporation organized under the laws of the state of Oregon (“Powin Energy”).

WITNESSETH:

WHEREAS, the parties previously entered into an Agreement and Plan of Merger and Liquidation dated as of December 1, 2015 (the “December 1, 2015 Merger Agreement”) which was amended by the AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND LIQUIDATION as of May 31, 2016 (the “May 31, 2016 Merger Agreement”);

WHEREAS, the boards of directors of each of Powin Corporation and Powin Energy believe it is in the best interests of each company and their respective stockholders to adopt this FIRST AMENDMENT to the May 31, 2016 Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.
DEFINITIONS
1.1          Definitions.

The definition of Per Share Merger Consideration shall be revised in its entirety to read as follow:

“Per Share Merger Consideration” means for each share of Powin Energy Stock held by SF Suntech Inc. the right to receive consideration equal to 3,000.66232 fully paid and non-assessable Powin Corporation shares, rounded up to the nearest whole dollar.”

2.6          Conversion of Powin Energy Capital Stock.

Section 2.6 shall be revised in its entirety to read as follows:

Subject to Section 2.9, each share of Powin Energy Capital Stock issued and outstanding immediately prior to the Effective Time and owned by SF Suntech Inc. shall be converted into the right to receive, at the election of the holder thereof, the Per Share Merger Consideration, i.e. 3,000.66232 shares of Powin Corporation Shares  (the “Conversion Ratio”) for a total of 5,296,169 Powin Corporation Shares amounting to 15% of the fully diluted Powin Corporation Shares.  The Merger Consideration Conversion Ratio in the preceding sentence is based on the number of shares and options of Powin Corporation as set forth in Exhibit 2.6.  If the number of such shares or options shall be increased before the effective date, the Conversion Ratio shall proportionately be adjusted such that the Powin Energy Capital Stock shall be converted into the right to receive such number of Powin Corporation Shares that amount to 15% of the fully diluted Powin Corporation Shares.  At the Effective Time, all such shares of Powin Energy Capital Stock converted as set forth above and all shares of Powin Energy Corporation held by Powin Corporation shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented any such shares of Powin Energy Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon the surrender of such Certificate, in accordance with Section 2.9(b).  Exhibit 2.6 lists, as of the Effective Time, the number of Powin Corporation Shares which shall be issued to the Powin Energy stockholders pursuant to this Section 2.6, assuming that all outstanding Powin Energy Capital Stock is exchanged for, or converted to, Powin Corporation Shares as contemplated by this Agreement.

3.2          Capitalization.

Section 3.2 shall be revised in its entirety to read as follows:

As of immediately prior to the Closing, the authorized capital stock of Powin Corporation consists solely of 575,000,000 common shares, $0.001 par value, and 25,000,000 preferred shares, $100 face value, of which 10,855 Series A Preferred Shares are outstanding and 30,011,626 common shares (excluding any shares to be issued in the merger) are issued and outstanding including 34,000 stock options and a stock grant of 89,961 shares to Geoffrey Brown.  Powin Corporation hereby indemnifies the Powin Energy stockholders against any prior claim to the assets of Powin Corporation which the holders of the Series A Preferred Stock may assert.  It is understood that 100,000 warrants exercisable at $25 per share are outstanding but are being disregarded for purposes of calculating fully diluted shares.  Stock options for 106,000 shares are similarly being disregarded as such options are held by employees of Q Pacific Corporation and are not likely to be exercised.

4.2          Capitalization.

Section 4.2 shall be revised in its entirely to read as follows:

The authorized capital stock of Powin Energy as of the date hereof consists of 9,000,000 shares of common stock, no par value per share (the “Powin Energy Common Stock”), of which 11,765 shares are issued and outstanding and 1,000,000 shares of preferred shares, no par value, none of which are outstanding.  Of the total outstanding, SF Suntech, Inc. owns 1,765 shares which are to be exchanged pursuant to this Agreement for the Per Share Merger Consideration.  All of the outstanding Powin Energy Common Stock are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person.  All of the outstanding Powin Energy Common Stock, were issued in compliance with all applicable securities laws.  Other than that certain Powin Corporation, Powin Energy Corporation and SF Suntech, Inc., Subscription Agreement, dated August 7, 2014, as amended and supplemented and related ancillary agreements, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon Powin Energy, to purchase or otherwise acquire any shares of capital stock of Powin Energy or other securities.

I except as set forth herein and in Exhibit 2.6, all provisions in the May 31, 2016 Merger Agreement as set forth therein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above, in counterparts with each counterpart deemed part of the original.

POWIN CORPORATION

By:		Dated
Name:	Joseph Lu, Chief Executive Officer

POWIN ENERGY CORPORATION

By:		Dated
Name:	Joseph Lu, Chief Executive Officer

APPROVAL OF STOCKHOLDERS BY CONSENT WITHOUT A MEETING:

APPROVAL BY STOCKHOLDERS OF
POWIN CORPORATION HOLDING
MAJORITY OF SHARES:

Name:	Joseph Lu, Majority Shareholder of Powin Corporation
Dated:	_______, 2016

APPROVAL OF STOCKHOLDERS OF
POWIN ENERGY CORPORATION

By:
POWIN CORPORATION

By:

Name:	Joseph Lu, Chief Executive Officer

Dated:	________, 2016

By:
SF SUNTECH INC.

By:

Its:

Dated:	________, 2016

EXHIBIT 2.6

SHARES TO BE ISSUED IN MERGER

Shares of Powin Corporation Common Stock Outstanding before Merger:	29,887,665
Powin Corporation Outstanding Options:	34,000
Powin Corporation Stock Grant to Geoffrey Brown:	89,961
Total Fully Diluted:	30,011,626

Share Ownership of Powin Corporation Immediately after Effective Time of Merger:
Existing Shareholders of Powin Corporation and Option Holder as if Options Exercised:	30,011,626	85%
SF Suntech Inc.:	5,296,169	15%
Total:	35,307,795	100%